Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
The Allstate Corporation
(Exact Name of Registrant as Specified in Its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Debt	Senior Debt	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Debt	Subordinated Debt	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Equity	Common Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Equity	Preferred Stock	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Equity	Depository Shares (3)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Other	Warrants (4)	Rule 456(b) and Rule 457(r)	(1)(2)	(1)(2)	(1)(2)
	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)
	Other	Stock Purchase Units (5)	Rule 456(b) and Rule 457(r)	(1)	(1)	(1)
Fees Previously Paid	-	-	-	-	-	-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-			-	-	-	-
Total Offering Amounts						-		-
Total Fees Previously Paid								-
Total Fee Offsets								-
Net Fee Due								-
(1)An unspecified aggregate initial offering price or number of the securities of each class identified above is being registered as may from time to time be offered, reoffered or resold, at indeterminate prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities or that are represented by depositary shares. In accordance with Rules 456(b) and 457(r) under the Securities Act, The Allstate Corporation is deferring payment of all of the related registration fees. In connection with the securities offered hereby, The Allstate Corporation will pay “pay-as-you-go registration fees” in accordance with Rule 456(b) under the Securities Act.
(2)This Registration Statement also includes such indeterminate amounts of senior debt securities, subordinated debt securities, common stock, preferred stock, depositary shares and warrants of The Allstate Corporation as may be issued in stock purchase units and that may be reoffered and resold on an ongoing basis after their initial sale in remarketing or other resale transactions by The Allstate Corporation.
(3)Each depositary share registered hereunder will be issued under a deposit agreement and will represent a fractional interest in debt securities or shares of either common stock or preferred stock.
(4)Warrants may be sold separately or with senior debt securities, subordinated debt securities, preferred stock, common stock or depositary shares.
(5)Any stock purchase units to be offered hereunder will consist of a stock purchase contract and (i) senior debt securities, (ii) subordinated debt securities, (iii) depositary shares or (iv) debt obligations of third parties, including U.S. Treasury Securities.